Exhibit 99.4
T-3 ENERGY SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except for share amounts)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,720	$11,747
Accounts receivable — trade, net	38,159	28,450
Inventories	68,945	53,689
Deferred income taxes	3,660	2,485
Prepaids and other current assets	4,259	7,311

Total current assets	121,743	103,682

Property and equipment, net	49,755	49,353
Goodwill, net	88,871	88,779
Other intangible assets, net	30,260	32,091
Other assets	6,129	5,916

Total assets	$296,758	$279,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$17,642	$17,213
Accrued expenses and other	13,382	14,359
Current maturities of long-term debt	—	—

Total current liabilities	31,024	31,572

Long-term debt, less current maturities	—	—
Other long-term liabilities	746	1,144
Deferred income taxes	8,692	8,009

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 13,338,861 and 13,038,143 shares issued and outstanding at September 30, 2010 and December 31, 2009	13	13
Warrants, 8,595 and 10,157 issued and outstanding at September 30, 2010 and December 31, 2009	17	20
Additional paid-in capital	188,260	181,115
Retained earnings	66,044	56,201
Accumulated other comprehensive income	1,962	1,747

Total stockholders’ equity	256,296	239,096

Total liabilities and stockholders’ equity	$296,758	$279,821

The accompanying notes are an integral part of these condensed consolidated financial statements.

T-3 ENERGY SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Products	$41,541	$39,098	$117,803	$141,645
Services	12,550	8,392	29,723	24,379

	54,091	47,490	147,526	166,024

Cost of revenues:
Products	28,501	25,819	78,663	90,226
Services	7,004	5,049	17,277	14,488

	35,505	30,868	95,940	104,714

Gross profit	18,586	16,622	51,586	61,310

Selling, general and administrative expenses	13,122	12,876	38,824	44,422

Equity in earnings of unconsolidated affiliates	437	359	1,001	912

Income from operations	5,901	4,105	13,763	17,800

Interest expense	(147)	(159)	(489)	(641)

Other income, net	121	1,234	258	1,484

Income from continuing operations before provision for income taxes	5,875	5,180	13,532	18,643

Provision for income taxes	1,393	1,101	3,765	5,856

Income from continuing operations	4,482	4,079	9,767	12,787

Income from discontinued operations, net of tax	—	—	76	—

Net income	$4,482	$4,079	$9,843	$12,787

Basic earnings per common share:
Continuing operations	$.34	$.32	$0.75	$1.01

Discontinued operations	$—	$—	$0.01	$—

Net income per common share	$.34	$.32	$0.76	$1.01

Diluted earnings per common share:
Continuing operations	$.34	$.32	$0.74	$1.00

Discontinued operations	$—	$—	$0.01	$—

Net income per common share	$.34	$.32	$0.75	$1.00

Weighted average common shares outstanding:
Basic	13,136	12,811	13,025	12,660

Diluted	13,255	12,887	13,181	12,758

The accompanying notes are an integral part of these condensed consolidated financial statements.

T-3 ENERGY SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net income	$9,843	$12,787
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations, net of tax	(76)	—
Bad debt expense	79	361
Depreciation and amortization	6,870	6,484
Amortization of deferred loan costs	171	171
Loss (gain) on sale of assets	(49)	18
Write-off of property and equipment and inventory, net	365	93
Deferred taxes	(922)	(1,137)
Employee stock-based compensation expense	3,687	5,026
Excess tax benefits from stock-based compensation	(516)	(122)
Equity in earnings of unconsolidated affiliate	(1,001)	(912)
Return on equity investments in unconsolidated affiliates	795	—
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable — trade	(9,721)	17,445
Inventories	(15,674)	3,176
Prepaids and other current assets	3,049	1,497
Other assets	(351)	58
Accounts payable — trade	446	(10,325)
Accrued expenses and other	(761)	(2,840)

Net cash provided by (used in) operating activities	(3,766)	31,780

Cash flows from investing activities:
Purchases of property and equipment	(5,335)	(4,181)
Proceeds from sales of property and equipment	146	116
Equity investments in unconsolidated affiliates	—	(2,039)
Cash paid for acquisitions, net of cash acquired	—	(7,474)

Net cash used in investing activities	(5,189)	(13,578)

Cash flows from financing activities:
Net repayments under swing line credit facility	—	(750)
Borrowings on revolving credit facility	—	19,000
Repayments on revolving credit facility	—	(37,000)
Payments on long-term debt	—	(113)
Proceeds from exercise of stock options	3,369	2,404
Proceeds from exercise of warrants	23	—
Excess tax benefits from stock-based compensation	516	122

Net cash provided by (used in) financing activities	3,908	(16,337)

Effect of exchange rate changes on cash and cash equivalents	20	94

Net increase (decrease) in cash and cash equivalents	(5,027)	1,959
Cash and cash equivalents, beginning of period	11,747	838

Cash and cash equivalents, end of period	$6,720	$2,797

The accompanying notes are an integral part of these condensed consolidated financial statements.

T-3 ENERGY SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income	$4,482	$4,079	$9,843	$12,787

Other comprehensive income:
Foreign currency translation adjustment, net of tax	409	679	215	1,351

Comprehensive income	$4,891	$4,758	$10,058	$14,138

The accompanying notes are an integral part of these condensed consolidated financial statements.

T-3 ENERGY SERVICES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1. BASIS OF PRESENTATION
     T-3 Energy Services, Inc. has prepared the accompanying unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. These financial statements include the accounts of T-3 Energy Services, Inc. and its wholly owned subsidiaries (collectively, “T-3” or the “Company”). The Company accounts for its 50% investments in its unconsolidated Mexico and Dubai affiliates under the equity method of accounting and has eliminated all significant intercompany balances and transactions in consolidation. Operating results for the three and nine months ended September 30, 2010 may not be indicative of the results for the full year ending December 31, 2010. The Company has made certain reclassifications to conform prior year financial information to the current period presentation. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
Fair Value of Financial Instruments
     The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses. The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate their respective fair values because of the short maturities of those instruments.
Goodwill and Other Long-Lived Assets
     The Company tests for the impairment of goodwill on at least an annual basis and for the impairment of other long-lived assets upon the occurrence of a triggering event.
     The Company has assessed the current market conditions and has concluded, at the present time, that no triggering events requiring an impairment analysis of goodwill or long-lived assets have occurred in 2010. The Company will continue to monitor for events or conditions that could change this assessment.
New Accounting Pronouncements
     On January 1, 2009, the Company adopted prospectively a new framework for measuring fair value for non-financial assets and liabilities for which companies do not measure fair value on a recurring basis. The application of the new principles to the Company’s non-financial assets and liabilities primarily relate to assets acquired and liabilities assumed in business combinations and asset impairments, including goodwill and long-lived assets occurring subsequent to the effective date. The initial application of the new principles did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows, nor does the Company expect the impact in future periods to be material.
     On January 1, 2009, the Company adopted a new accounting principle on accounting for business combinations. Due to the adoption of these new principles, approximately $125,000 of transaction costs was expensed during the first quarter of 2009 that, prior to the issuance of these new principles, would have been capitalized. The effect of this adoption for periods beyond the first quarter of 2009 will be dependent upon acquisitions at that time and therefore is not currently estimable.
     In May 2009, new accounting principles were issued that establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. These new principles became effective for interim and annual periods ending after June 15, 2009 and set forth the period after the balance sheet date during which management of the Company should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which the Company should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that the Company should make about events or transactions that occurred after the balance sheet date. The Company adopted these new principles on June 30, 2009. The adoption of these new principles did not have any impact on the Company’s consolidated financial position, results of operations and cash flows.
     In October 2009, an update was issued to existing guidance on revenue recognition for arrangements with multiple deliverables. This update will allow companies to allocate consideration received for qualified separate deliverables using estimated selling price for both delivered and undelivered items when vendor-specific objective evidence or third-party evidence is unavailable. Additional disclosures discussing the nature of multiple element arrangements, the types of deliverables under the arrangements, the general timing of their delivery, and significant factors and estimates used to determine estimated selling prices are required. The Company will adopt this update for new revenue arrangements entered into or materially modified beginning January 1, 2011. The Company does not expect the provisions of this update to have a material impact on the Company’s consolidated financial position, results of operations and cash flows.
2. BUSINESS COMBINATIONS AND DISPOSITIONS
     Pending Merger with Robbins & Myers, Inc.
     On October 6, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Robbins & Myers, Inc., an Ohio corporation (“R&M”), Triple Merger I, Inc., a Delaware corporation and wholly-owned subsidiary of R&M (“Merger Sub”), and Triple Merger II, Inc., a Delaware corporation and wholly-owned subsidiary of R&M (“Second Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “First Merger”). If required pursuant to the Merger Agreement, immediately following the First Merger, R&M will cause the Company to merge with and into Second Merger Sub, with Second Merger Sub continuing as the surviving corporation and a wholly-owned subsidiary of R&M (such merger, if necessary, and the First Merger, together, the “Merger”).
     Upon the terms and subject to the conditions of the Merger Agreement, which has been unanimously approved and adopted by the boards of directors of both R&M and the Company, T-3 stockholders will receive, for each share of the Company’s common stock owned, (1) 0.894 common shares, without par value, of R&M and (2) $7.95 in cash without interest. Based on the closing price of the R&M common shares (as reported on The New York Stock Exchange) of $26.68 per share on October 5, 2010, the implied exchange ratio of consideration is 1.192 common shares of R&M for each share of T-3 common stock and the value of the merger consideration is $31.80 per share of the Company’s common stock, for total aggregate consideration of approximately $422 million, net of cash assumed. Under the Merger Agreement, the Company’s stockholders are estimated to receive, in aggregate, approximately 12.0 million R&M common shares and $106.0 million in cash. Upon completion of the Merger, the Company’s current stockholders would own approximately 27% of the combined company.
     The Merger Agreement contains certain termination rights for both R&M and the Company. Upon termination of the Merger Agreement under specified circumstances, R&M may be required to pay the Company a termination fee of $24 million and the Company may be required to pay R&M a termination fee of $12 million.
     The consummation of the Merger is subject to (1) R&M’s shareholders approving the issuance of R&M shares in the Merger, (2) T-3’s stockholders adopting the Merger Agreement, (3) the expiration or termination of the Hart-Scott-Rodino Antitrust Improvements Act waiting period and (4) other customary closing conditions. The Merger is not conditioned on financing. The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. The Company currently expects to complete the Merger during the first quarter of 2011, if not earlier. Please read “Item 1A. Risk Factors— Failure to complete the merger, or a significant delay in the completion of the merger, could negatively impact our stock price and future business and financial results.”
     For additional information about the Merger, please see the Company’s Current Report on Form 8-K, filed with the SEC on October 6, 2010, and the Merger Agreement, which is attached as Exhibit 2.1 thereto.
Business Combinations
     On March 4, 2009, the Company purchased the assets of the surface wellhead business of Azura Energy Systems Surface, Inc. (“Azura”) for $8.1 million in cash (subject to a customary working capital adjustment) plus the assumption of accounts payable and other liabilities. During the third quarter of 2009, the Company finalized the working capital adjustment and subsequently adjusted the purchase price to $7.4 million. This business, which has been consolidated with the Company’s current wellhead business, provides additional geographic locations in key markets such as the Marcellus and Barnett Shales. The Company funded the purchase of these assets from its working capital and the use of borrowings under its senior credit facility.
     On May 29, 2008, the Company exercised its option to purchase certain fixed assets and inventory of HP&T Products, Inc. (“HP&T”) in India at their estimated fair value of $0.4 million. During the first quarter of 2009, the Company made a further payment of $0.1 million based on the final fair market valuation of the fixed assets and inventory. The Company funded the purchase of these assets from the Company’s working capital and the use of borrowings under its senior credit facility.
     These acquisitions were accounted for using the purchase method of accounting. Results of operations for the above acquisitions are included in the accompanying condensed consolidated financial statements since the dates of acquisition. The Company allocated the purchase prices to the net assets acquired based upon their estimated fair market values at the dates of acquisition. The Company considers the balances included in the consolidated balance sheets at December 31, 2009 and September 30, 2010 related to the HP&T acquisition to be final. The Company based the balances included in the consolidated balance sheet at December 31, 2009 related to the Azura acquisition on preliminary information and, at September 30, 2010, the Company considers these balances to be final. These acquisitions are not material to the Company’s condensed consolidated financial statements, and therefore the Company does not present a preliminary purchase price allocation and pro forma information.
     The Company had no acquisitions for the nine months ended September 30, 2010. The following schedule summarizes investing activities related to the Company’s acquisitions presented in the condensed consolidated statements of cash flows for the nine months ended September 30, 2009 (dollars in thousands):

Fair value of tangible and intangible assets, net of cash acquired	$8,865
Goodwill recorded	—
Total liabilities assumed	(1,391)
Common stock issued	—

Cash paid for acquisitions, net of cash acquired	$7,474

3. INVENTORIES
     Inventories consist of the following (dollars in thousands):

	September 30,	December 31,
	2010	2009

Raw materials	$7,047	$5,304
Work in process	14,640	11,891
Finished goods and component parts	47,258	36,494

	$68,945	$53,689

4. DEBT
     The Company’s senior credit facility provides for a $180 million revolving line of credit, maturing October 26, 2012, that can be increased by up to $70 million (not to exceed a total commitment of $250 million) with the approval of the senior lenders. The senior credit facility consists of a U.S. revolving credit facility that includes a swing line subfacility and a letter of credit subfacility up to $25 million and $50 million. The Company’s senior credit facility also provides for a separate Canadian revolving credit facility, which includes a swing line subfacility of up to U.S. $5 million and a letter of credit subfacility of up to U.S. $5 million. The revolving credit facility matures on the same date as the senior credit facility, and is subject to the same covenants and restrictions. As of September 30, 2010, the Company had no outstanding borrowings under its senior credit facility and Canadian revolving credit facility. However, at September 30, 2010, the Company used the senior credit facility for letters of credit of approximately $0.6 million that mature at various dates through May 2011. The senior credit facility provides, among other covenants and restrictions, that the Company comply with the following financial covenants: a minimum interest coverage ratio of 3.0 to 1.0, a maximum leverage ratio of 3.0 to 1.0 and a limitation on capital expenditures of no more than 75% of current year EBITDA (as defined under the senior credit facility). As of September 30, 2010, the Company was in compliance with the covenants under the senior credit facility, with an interest coverage ratio of 127.2 to 1.0, a leverage ratio of 0.0 to 1.0, and year-to-date capital expenditures of $5.3 million, which represents 22% of current year EBITDA.
     As of September 30, 2010, the Company’s availability under its senior credit facility was $100.1 million. The Company’s availability in future periods is limited to the lesser of (a) three times the Company’s EBITDA on a trailing-twelve-months basis, which totals $100.7 million at September 30, 2010, less the Company’s outstanding borrowings, standby letters of credits and other debt (as each of these terms are defined under the Company’s senior credit facility) and (b) the amount of additional borrowings that would result in interest payments on all of the Company’s debt that exceed one third of the Company’s EBITDA on a trailing-twelve-months basis. See Note 7 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for additional information related to the Company’s long-term debt.
5. EARNINGS PER SHARE
     The Company computes basic net income per common share by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per common share is the same as basic, but the computation also includes dilutive stock options, restricted stock and warrants using the treasury stock method. The following tables reconcile the numerators and denominators of the basic and diluted per common share computations for net income for the three and nine months ended September 30, 2010 and 2009, as follows (in thousands except per share data):

	Three Months Ended
	September 30,
	2010	2009
Numerator:
Income from continuing operations	$4,482	$4,079
Income from discontinued operations	—	—

Net income	$4,482	$4,079

	Three Months Ended
	September 30,
	2010	2009
Denominator:
Weighted average common shares outstanding — basic	13,136	12,811
Shares for dilutive stock options, restricted stock and warrants	119	76

Weighted average common shares outstanding — diluted	13,255	12,887

Basic earnings per common share:
Continuing operations	$.34	$.32
Discontinued operations	—	—

Net income per common share	$.34	$.32

Diluted earnings per common share:
Continuing operations	$.34	$.32
Discontinued operations	—	—

Net income per common share	$.34	$.32

     For the three months ended September 30, 2010 and 2009, there were 612,000 and 846,000 options that were not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive.

	Nine Months Ended
	September 30,
	2010	2009
Numerator:
Income from continuing operations	$9,767	$12,787
Income from discontinued operations	76	—

Net income	$9,843	$12,787

Denominator:
Weighted average common shares outstanding — basic	13,025	12,660
Shares for dilutive stock options, restricted stock and warrants	156	98

Weighted average common shares outstanding — diluted	13,181	12,758

Basic earnings per common share:
Continuing operations	$0.75	$1.01
Discontinued operations	0.01	—

Net income per common share	$0.76	$1.01

Diluted earnings per common share:
Continuing operations	$0.74	$1.00
Discontinued operations	0.01	—

Net income per common share	$0.75	$1.00

     For the nine months ended September 30, 2010 and 2009, there were 557,000 and 974,000 options that were not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive.
6. SEGMENT INFORMATION
     The Company’s determination of reportable segments considers the strategic operating units under which the Company sells various types of products and services to various customers. Financial information for purchase transactions is included in the segment disclosures only for periods subsequent to the dates of acquisition.
     The pressure control segment manufactures, remanufactures and repairs high pressure, severe service products including valves, chokes, actuators, blowout preventers, accumulators, rubber goods, manifolds and wellhead equipment.

     The accounting policies of the segment are the same as those of the Company. The Company evaluates performance based on income from operations excluding certain corporate costs not allocated to the segment. Substantially all revenues are from domestic sources and Canada, and the Company holds substantially all assets in the United States, Canada and India.

	(dollars in thousands)
	Pressure
	Control	Corporate	Consolidated
Three months ended September 30:
2010
Revenues	$54,091	$—	$54,091
Depreciation and amortization	2,103	232	2,335
Income (loss) from operations	9,847	(3,946)	5,901
Capital expenditures	2,112	251	2,363
2009
Revenues	$47,490	$—	$47,490
Depreciation and amortization	2,019	238	2,257
Income (loss) from operations	8,407	(4,302)	4,105
Capital expenditures	1,230	19	1,249

	Pressure
	Control	Corporate	Consolidated
Nine months ended September 30:
2010
Revenues	$147,526	$—	$147,526
Depreciation and amortization	6,168	702	6,870
Income (loss) from operations	25,207	(11,444)	13,763
Capital expenditures	4,774	561	5,335
2009
Revenues	$166,024	$—	$166,024
Depreciation and amortization	5,806	678	6,484
Income (loss) from operations	35,132	(17,332)	17,800
Capital expenditures	3,629	552	4,181
7. COMMITMENTS AND CONTINGENCIES
     The Company is involved in various legal actions arising in the ordinary course of business.
     The Company’s environmental remediation and compliance costs have not been material during any of the periods presented. As part of the sale of a business in 2001, the Company agreed to indemnify the buyers for certain environmental cleanup and monitoring activities associated with a former manufacturing site. The Company and the buyers have engaged a licensed engineering firm to conduct a post-closure corrective action subsurface investigation on the property and Phase II and III investigations. During 2009, the Company recorded approximately $380,000 for incurred and estimated future Phase III investigation costs to determine the location, nature and extent of any contamination and potential future remediation costs based on the preliminary results of the Phase III investigation. During the nine months ended September 30, 2010, the Company recorded an additional $92,000 of costs related to the Phase III investigation. The Company anticipates the environmental monitoring activities, for which the Company bears partial liability, to continue at least through the year 2024. While no agency-approved final remediation plan has been made of the Company’s liability for remediation costs with respect to the site, management does not expect that its ultimate remediation costs will have a material impact on its financial position, results of operations or cash flows.
     The Company has been identified as a potentially responsible party with respect to the Lake Calumet Cluster site near Chicago, Illinois, which has been designated for cleanup under CERCLA and Illinois state law. Management believes that the Company’s involvement at this site was minimal. While no agency-approved final allocation has been made of the Company’s liability with respect to the Lake Calumet Cluster site, management does not expect that its ultimate share of remediation costs will have a material impact on its financial position, results of operations or cash flows.
     In July 2003, a lawsuit was filed against the Company in the U.S. District Court, Eastern District of Louisiana as Chevron, U.S.A. v. Aker Maritime, Inc. The lawsuit alleged that a wholly owned subsidiary of the Company, the assets and liabilities of which were sold in 2004, failed to deliver the proper bolts and/or sold defective bolts to the plaintiff’s contractor to be used in connection with a drilling and production platform in the

Gulf of Mexico. The plaintiff claimed that the bolts failed and were replaced at a cost of approximately $3.0 million. The complaint named the plaintiff’s contractor and seven of its suppliers and subcontractors (including the Company’s subsidiary) as the defendants and alleged negligence on the part of all defendants. The lawsuit was called to trial during June 2007 and resulted in a jury finding of negligence against the Company and three other defendants. The jury awarded the plaintiffs damages in the amount of $2.9 million, of which the Company estimates its share to be $1.0 million. The Company appealed this decision, and on April 27, 2010 the Court of Appeals issued an opinion that affirmed the judgment for damages but reversed the judgment awarding attorney fees to Chevron. Additionally, the Court of Appeals remanded the parties’contract claims to the District Court for further consideration. The Company accrued approximately $1.1 million, net of tax, for its share of the damages and attorney fees, court costs and interest, as a loss from discontinued operations in the consolidated statement of operations during the year ended December 31, 2007. During the nine months ended September 30, 2010, the Company reversed $0.1 million, net of tax, of this accrual to reflect the reversal of the judgment awarding attorneys fees to Chevron.
     At September 30, 2010, the Company had $0.6 million of letters of credit outstanding.
8. STOCKHOLDERS’ EQUITY
Common Stock
     The Company issued 300,718 shares of common stock during the nine months ended September 30, 2010 in connection with the exercise of 204,156 stock options by option holders under the Company’s 2002 Stock Incentive Plan, the exercise of 1,562 warrants and the granting of 103,500 shares of restricted stock to Company employees and members of the Company’s Board of Directors, less the forfeiture of 8,500 shares of restricted stock granted in previous periods.
Warrants
     There were 1,562 warrants exercised during the nine months ended September 30, 2010. At September 30, 2010, warrants to acquire 8,595 shares of common stock at $12.80 per share remain outstanding. Each of these warrants expire on December 17, 2011.
Additional Paid-In Capital
     During the nine months ended September 30, 2010, additional paid-in capital increased as a result of the net employee stock-based compensation cost recorded, stock options exercised by employees under the Company’s 2002 Stock Incentive Plan (as discussed above), warrant exercises (as discussed above) and the excess tax benefits from the stock options exercised and vesting of restricted stock. Partially offsetting these increases to additional paid-in capital is a decrease principally related to the reversal of deferred tax assets related to vested stock options that expired unexercised.
9. STOCK-BASED COMPENSATION
     The T-3 Energy Services, Inc. 2002 Stock Incentive Plan, as amended (the “Plan”) provides officers, employees and non-employee directors equity-based incentive awards, including stock options and restricted stock. The Plan, after an amendment approved by the shareholders on June 14, 2010, provides for the issuance of up to 3,573,000 shares of common stock thereunder, and will remain in effect until December 31, 2011, unless terminated earlier. Stock options granted reduce the number of available shares under the Plan on a one share for one share basis, whereas restricted stock reduce the number of available shares under the Plan on a 1.72 shares for one share basis. As of September 30, 2010, the Company had 1,118,170 equivalent shares available for issuance as stock options or 762,711 equivalent shares available for issuance as restricted stock in connection with the Plan. Outstanding stock options and unvested restricted stock awards under the Plan as of September 30, 2010 were 918,323 options and 200,400 shares.

Stock Option Awards
     Stock options under the Company’s Plan generally expire 7 to 10 years from the grant date and vest over three years from the grant date. The Company amortizes to selling, general and administrative expense, on a straight-line basis over the vesting period, the fair value of the options. The Company has recorded an estimate for forfeitures of awards of stock options. The Company will adjust this estimate as actual forfeitures differ from the estimate. The Company estimates the fair value of each stock option on the grant date using the Black-Scholes option-pricing model, using assumptions made for the expected volatility, expected term and the risk-free interest rate. The Company estimates the expected volatility based on historical and implied volatilities of the Company’s stock and historical and implied volatilities of comparable companies. The Company bases the expected term on historical employee exercises of options. The Company bases the risk-free interest rate upon the U.S. Treasury yield curve in effect at the time of grant. The Company does not expect to pay any dividends on its common stock. Assumptions used for stock options granted during 2010 and 2009 were as follows:

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2010	2009
Expected volatility	57.00%	57.96%
Risk-free interest rate	1.84%	2.33%
Expected term (in years)	4.5	4.5
     The Company granted 129,000 and 207,500 options during the nine months ended September 30, 2010 and 2009. The weighted average grant date fair value of options granted during the nine months ended September 30, 2010 and 2009 was $14.80 and $7.65. The Company recognized employee stock-based compensation expense related to stock options of $2,739,000 and $4,485,000 during the nine months ended September 30, 2010 and 2009. As further discussed in Note 11 of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2009, the stock-based compensation expense related to stock options for the nine months ended September 30, 2009 includes a charge of $651,000 related to the immediate vesting of 50,000 unvested stock options held by the Company’s former President, Chief Executive Officer and Chairman of the Board, pursuant to the terms of his separation agreement.
     On June 4, 2009, the Company converted phantom stock options awarded to Steven W. Krablin, representing the value of the right to acquire 100,000 shares of the Company’s stock, to 100,000 stock options granted pursuant to the Plan. The Company originally awarded these phantom stock options on March 23, 2009, in connection with Mr. Krablin’s appointment as President, Chief Executive Officer and Chairman of the Board, and they had a strike price of $14.85, which was equal to the fair market value of the Company’s common stock on March 23, 2009. The terms and conditions of the stock options are unchanged from the terms and conditions of the phantom stock options. On March 23, 2010, 50,000 of these stock options vested, and the remaining 50,000 stock options will vest on March 23, 2011, conditioned on Mr. Krablin’s continued employment with the Company. For further discussion of Mr. Krablin’s appointment, please refer to Note 16 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
Restricted Stock Awards
     During the nine months ended September 30, 2010, the Company granted 93,500 shares of restricted stock to certain employees of the Company and 10,000 shares of restricted stock to non-executive members of the Board of Directors. The fair value of these restricted shares was determined based on the closing price of the Company’s stock on the grant date. The shares granted to employees will vest annually in one-third increments beginning in June 2012, and the shares granted to the Board members will vest on June 14, 2011.
     On June 4, 2009, the Company converted a phantom 10,000 share restricted stock grant to Mr. Krablin to a grant of 10,000 shares of restricted stock granted pursuant to the Plan. The Company originally awarded this phantom restricted stock grant on March 23, 2009, in connection with Mr. Krablin’s appointment with the Company. The Company determined the fair value of these restricted shares based on the closing price of the Company’s stock on June 4, 2009. On March 23, 2010, 5,000 shares of this restricted stock grant vested, and the remaining 5,000 shares will vest on March 23, 2011, conditioned on Mr. Krablin’s continued employment with the Company.

     Additionally, on June 4, 2009, the Company granted 102,000 shares of restricted stock to certain employees of the Company and 16,000 shares of restricted stock to non-executive members of the Board of Directors. The Company determined the fair value of these restricted shares based on the closing price of the Company’s stock on the grant date. The shares granted to employees will vest annually in one-third increments beginning on June 4, 2011, and the shares granted to the Board members vested on June 4, 2010.
     The Company recognized employee stock-based compensation expense related to restricted stock awards of $948,000 and $541,000 during the nine months ended September 30, 2010 and 2009.
10. INCOME TAXES
     The Company’s effective tax rate was 23.7% for the three months ended September 30, 2010 compared to 21.3% for the three months ended September 30, 2009. The tax rate in 2010 was lower than the statutory rate primarily due to income derived in lower-taxed foreign jurisdictions, tax benefits realized, as a result of the expiration of the statute of limitations, relating to tax positions taken in prior years and adjustments related to the filing of tax returns. The tax rate in 2010 was higher than the rate in 2009 primarily due to a decrease in tax benefits realized, as a result of the expiration of the statute of limitations, relating to tax positions taken in prior years partially offset by adjustments related to the filing of tax returns.
     The Company’s effective tax rate was 27.8% for the nine months ended September 30, 2010 compared to 31.4% for the nine months ended September 30, 2009. The tax rate in 2010 was lower than the statutory rate as well as the rate in 2009 primarily due to income derived in lower-taxed foreign jurisdictions, an increase in state tax credits, an increase in tax benefits realized, as a result of the expiration of the statute of limitations and the settlement of tax audits, relating to tax positions taken in prior years, and adjustments related to the filing of tax returns.
11. OTHER
     Subsequent Events
     The Company’s management has evaluated subsequent events for events or transactions that have occurred after September 30, 2010 through the date of the filing of this Form 10-Q.
     Other than disclosed above, no events or transactions have occurred during this period that the Company believes should be recognized or disclosed in the September 30, 2010 financial statements.